        Proxy Statement Pursuant to Section 14(a) of the
                 Securities Exchange Act of 1934


Filed by the registrant [X]
Filed by a party other than the registrant [  ]

Check the appropriate box:
[ ] Preliminary proxy statement
[X] Definitive proxy statement
[ ] Definitive additional materials
[ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

        (Name of Registrant as Specified in Its Charter)

                       THE TIMKEN COMPANY

           (Name of Person(s) Filing Proxy Statement)

                       THE TIMKEN COMPANY

Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or
     14a-6(j)(2).

[ ]  $500 per each party to the controversy pursuant to Exchange
     Act Rule 14a-6(i)(3).

[ ]  Fee computed on table below per Exchange Act Rules 14a-
     6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies: N/A


     (2) Aggregate number of securities to which transaction applies: N/A


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: N/A


     (4)  Proposed maximum aggregate value of transaction:  N/A


[ ] Check box if any part of the fee is offset as provided by the Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:


     (2)  Form, schedule or registration statement no.:


     (3)  Filing party:


     (4)  Date filed:

                         Notice of 1994
                        Annual Meeting of
                          Shareholders
                               and
                         Proxy Statement


                       THE TIMKEN COMPANY
                       CANTON, OHIO U.S.A.
                        TABLE OF CONTENTS

                                        PAGE

Chairman's Letter                         1
Notice of Annual Meeting                  3
Proxy Statement                           4
     Election of Directors                4
Election of Class III
     Directors (Item No. 1)               5
Information Concerning
     Nominees and
     Continuing Directors                 5
Beneficial Stock
     Ownership                            9
Executive Compensation                    12
Auditors                                  24
General                                   24


                          March 2, 1994

Dear Shareholder:

The 1994 Annual Meeting of The Timken Company will be held on
Tuesday, April 19, 1994, at ten o'clock in the morning at the Corporate Office of the Company in Canton, Ohio.

This year, you are being asked to act upon one matter recommended by your Board of Directors. Details of this matter are contained in the accompanying Notice of Annual Meeting and Proxy Statement.

Please read the enclosed information carefully before completing and returning the enclosed proxy card. Returning your proxy card as soon as possible will assure your representation at the meeting, whether or not you plan to attend.

I appreciate the strong support of our shareholders over the years and look forward to a similar vote of support at the 1994
Annual Meeting.

                          Sincerely,

                          W. R. Timken, Jr.

THE TIMKEN COMPANY
CANTON, OHIO
_____________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
__________________________________________

The Annual Meeting of Shareholders of The Timken Company will be held on Tuesday, April 19, 1994, at 10:00 A.M., at 1835 Dueber
Avenue, S.W., Canton, Ohio, for the following purposes:


1. To elect four Directors to serve in Class III for a term of three years.
2. To transact such other business as may properly come before the meeting.


Holders of Common Stock of record at the close of business on February 21, 1994, are the shareholders entitled to notice of and to vote at the meeting.


PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD, WHETHER OR
NOT YOU EXPECT TO ATTEND THE MEETING. For your convenience, a self-addressed envelope is enclosed requiring no postage if mailed in the United States.


                     LARRY R. BROWN

                     Vice President and General Counsel



March 2, 1994



YOUR VOTE IS IMPORTANT.  PLEASE RETURN YOUR PROXY CARD.

                       THE TIMKEN COMPANY
                      ____________________

                         PROXY STATEMENT
The enclosed proxy is solicited by the Board of Directors in connection with the Annual Meeting of Shareholders to be held
April 19, 1994, for the purpose of considering and acting upon the matters specified in the foregoing Notice.

Financial and other reports will be submitted to the meeting, but it is not intended that any action will be taken on these reports. The Board of Directors is not aware that matters other than those specified in the foregoing Notice will be brought before the meeting for action. However, if any such matters should be brought before the meeting, the persons appointed as proxies may vote or act upon such matters according to their judgment.


MAILING ADDRESS; MAILING AND NOTIFICATION DATES
The mailing address of the Executive Offices of the Company is 1835 Dueber Avenue, S.W., Canton, Ohio 44706-2798. The approximate date on which this Proxy Statement and form of proxy will be first sent or given to shareholders is March 4, 1994. In the event that proxy soliciting material for the 1995 Annual Meeting is sent to shareholders on approximately the same date in 1995, the Company must be notified no later than November 4, 1994, of any shareholder proposals to be presented at the 1995 Annual Meeting, if such proposals are to be set forth in the 1995 proxy soliciting material.


ELECTION OF DIRECTORS
The Company presently has twelve Directors who, pursuant to the Regulations of the Company, are divided into three classes with four Directors in each Class. At the Board of Directors meeting held on February 4, 1994, Richard A. Gulling gave notice he was retiring from the Board effective immediately after the meeting, pursuant to the Board of Directors retirement policy. At the same meeting, the Board of Directors elected J. Clayburn La Force, Jr. to fill the vacancy created by Mr. Gulling's resignation. Mr. La Force will serve the remainder of Mr. Gulling's term in Class II, which will expire at the 1996 Annual Meeting. At the 1994 Annual Meeting, four Directors will be elected to serve in Class III for a three-year term to expire at the 1997 Annual Meeting. Under Ohio law and the Company's Amended Articles of Incorporation, candidates for Directors receiving the greatest number of votes shall be elected.
If any nominee becomes unavailable for any reason or should a vacancy occur before the election (which events are not anticipated), the persons named in the enclosed proxy form may substitute another person as a nominee or may reduce the number of nominees to such extent as they shall deem advisable.

ITEM NO. 1
ELECTION OF CLASS III DIRECTORS
The Board of Directors, by resolution at its February 4, 1994 meeting, nominated the four individuals set forth below to be elected Directors in Class III at the 1994 Annual Meeting to serve for a term of three years expiring at the Annual Meeting in 1997 (or until their respective successors are elected and qualified). All of the nominees have been previously elected as a Director by the shareholders. Each of the nominees listed below has consented to serve as a Director if elected.

Unless otherwise indicated on any proxy, the persons named as proxies on the enclosed proxy form intend to vote the shares the form represents for the election of the nominees named below.

The following table, based in part on information received from the respective nominees and in part from the records of the Company, sets forth information regarding each nominee as of January 27, 1994.

                                  AGE; PRINCIPAL POSITION OR OFFICE;                                  DIRECTOR
                                  BUSINESS EXPERIENCE FOR LAST 5 YEARS                              CONTINUOUSLY
NAME OF NOMINEE                  DIRECTORSHIPS OF PUBLICLY HELD COMPANIES                               SINCE

Stanley C. Gault                 68, Chairman of the Board and Chief Executive                           1988
                                 Officer of The Goodyear Tire and Rubber
                                 Company, manufacturer of tires, chemicals,
                                 polymers, plastic film and other rubber
                                 products.
                                 Previous position: Chairman of the Board
                                 and Chief Executive Officer of Rubbermaid
                                 Incorporated, manufacturer and distributor
                                 of rubber and plastic products for consumer
                                 and institutional markets.
                                 Director of: Avon Products, Inc.,
                                 International Paper Company; PPG Industries,
                                 Inc.; Rubbermaid Incorporated;
                                 The Goodyear Tire and Rubber Company.

John M. Timken, Jr.              42, Private Investor.                                                   1986

W. R. Timken, Jr.                55, Chairman - Board of Directors.                                      1965
                                 Director of: Diebold, Incorporated;
                                 The Louisiana Land and Exploration
                                 Company; Trinova Corporation.

Alton W. Whitehouse              66, Retired Chairman and Chief                                          1986
                                 Executive Officer of The Standard
                                 Oil Company, principally producer
                                 of domestic oil and natural gas.
                                 Director of: Cleveland-Cliffs, Inc.

/TABLE

CONTINUING DIRECTORS
The remaining eight Directors, named below, will continue to serve in their respective classes. The following table, based in part on information received from the respective Directors and in part from the records of the Company, sets forth information regarding each continuing Director as of January 27, 1994.


                              AGE; PRINCIPAL POSITION OR OFFICE;                                      DIRECTOR
                           BUSINESS EXPERIENCE FOR LAST FIVE YEARS;                   TERM            CONTINUOUSLY
NAME OF DIRECTOR           DIRECTORSHIPS OF PUBLICLY HELD COMPANIES                   EXPIRES          SINCE

Robert Anderson            73, Chairman Emeritus and                                  April, 1995     1988
                           Former Chairman of the Board and
                           Chief Executive Officer of Rockwell
                           International Corporation, a multi-industry
                           company applying advanced technology to a
                           wide range of products in its aerospace,
                           electronics, automotive, and graphics
                           businesses.   Director of:  Bank of America
                           NT & SA  (only through April 30, 1993);
                           BankAmerica Corporation (only through April
                           30, 1993); Foundation Health Corporation;
                           Optical Data Systems, Inc.; Rockwell
                           International Corporation (only through
                           February 2, 1993).

Peter J. Ashton            58, Executive Vice President and                           April, 1995     1983
                           President - Bearings.  Previous position:
                           Executive Vice President - Bearings.

J. Clayburn La Force, Jr.  65, Emeritus Dean and Professor                            April, 1996     1994
                           The John E. Anderson Graduate School of Management,
                           University of California, Los Angeles. Previous
                           positions:  Acting Dean, Hong Kong University
                           of Science and Technology; Dean, John E. Anderson
                           Graduate School of Management, University of
                           California, Los Angeles.  Director of:  Shearson
                           VIP; Eli Lilly and Company; Rockwell International
                           Corporation; Jacobs Engineering Group, Inc.; The
                           BlackRock Funds; Imperial Credit Industries, Inc.;
                           Payden & Rygel Investment Trust; Provident Investment
                           Counsel Mutual Funds.

Robert W. Mahoney          57, Chairman of the Board and Chief                        April, 1996     1992
                           Executive Officer of Diebold, Incorporated,
                           a company specializing in the automation
                           of self-service transactions, security products,
                           software and service for its products.
                           Previous position:  President and Chief
                           Executive Officer of Diebold, Incorporated.
                           Director of:  Diebold, Incorporated.

James W. Pilz              65, Retired Executive Vice President of                    April, 1996     1972
                           The Timken Company.

Ward J. Timken             51, Vice President.                                        April, 1995     1971
                           Previous position:  Director - Human
                           Resource Development.

Joseph F. Toot, Jr.        58, President and Chief Executive Officer.                 April, 1996     1968
                           Previous position:  President.
                           Director of:  Rockwell International
                           Corporation.

Charles H. West            59, Executive Vice President and                           April, 1995     1984
                           President - Steel.
                           Previous position:  Executive Vice
                           President - Steel.

     W. R. Timken, Jr. and Ward J. Timken are brothers and are cousins of John M. Timken, Jr. The Board of Directors has an Audit Committee and a Compensation Committee; it does not have a nominating committee since the Board as a whole performs that function. Messrs. Robert W. Mahoney (Chairman), J. Clayburn La Force, Jr. and John M. Timken, Jr. are the members of the Audit Committee, which generally monitors the audit of the Company's financial statements conducted by the auditors of the Company. Messrs. Robert Anderson, Stanley C. Gault and Alton W. Whitehouse (Chairman) are the members of the Compensation Committee, which establishes compensation for the Company's Officers and determines incentive and performance awards. During 1993, there were seven meetings of the Board of Directors, three meetings of its Audit Committee and five meetings of its Compensation Committee. All nominees for Director and all continuing Directors attended 75 percent or more of the meetings of the Board and its Committees which they were eligible to attend.


     Each Director who served in 1993, including each Director who is an Officer, was paid at the annual rate of $20,000 during 1993 for services as a Director, unless the Director waived all or a portion of the Director's fee. Upon his election to the Board on February 4, 1994, J. Clayburn La Force, Jr. received a grant of 1,000 restricted shares under The Timken Company Long-term Incentive Plan. Each Director who served in 1993, who is not currently an employee of the Company, received a grant of 200 shares of Common Stock under The Timken Company Long-term Incentive Plan following the Annual Meeting of Shareholders on April 20, 1993, and such Directors (including Mr. La Force) will continue to receive annual grants of 200 shares of Common Stock under the Plan following the Annual Meeting of Shareholders each year for so long as they continue to serve as Non-employee Directors. Members of the Audit Committee and the Compensation Committee received additional compensation at the rate of $10,000 per year for the Committee Chairmen and $5,000 per year for each
      regular Committee member unless the Director waived all or a portion of the Committee fee. Any Director may elect to defer the receipt of all or a certain specified portion of these fees based upon an Optional Deferment of Directors' Fees Plan. Under this Plan, amounts deferred by a Director earn interest and are payable to the Director in a lump sum on the date previously elected by him or in installment payments beginning when the Director ceases to be a Director.


     At its November 5, 1993, meeting, the Board passed a resolution that effective January 1, 1994, Directors who are employees of the Company shall no longer receive separate fees as Directors of the Company nor as members of any committee of the Board, provided, however, that each Director who presently is an employee of the Company and who had been receiving the annual Directors fee shall have the sum of $20,000 added to his base salary on a one-time basis effective January 1, 1994.



BENEFICIAL OWNERSHIP OF COMMON STOCK
The following table shows, as of January 27, 1994, the beneficial ownership of Common Stock of the Company by each continuing Director and nominee for election as a Director and by all continuing Directors, nominees for Directors and Officers as a group. Beneficial ownership of Common Stock has been determined for this purpose in accordance with Rule 13d-3 under the Securities Exchange Act of 1934 and is based on either the sole or shared power to vote or direct the voting of Common Stock or on either the sole or shared power to dispose or direct the disposition of Common Stock. Beneficial ownership as determined in this manner does not necessarily bear on the economic incidents of ownership of Common Stock.

AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP
                                             SOLE VOTING       SHARED VOTING
                                            OR INVESTMENT      OR INVESTMENT       AGGREGATE   PERCENT OF
CLASS          NAME                             POWER              POWER            AMOUNT        CLASS
Common Stock   Robert Anderson                      1,200                 1,000        2,200          *
Common Stock   Peter J. Ashton             91,969 <F1>(1)                    --       91,969          *
Common Stock   Stanley C. Gault                     8,200                    --        8,200          *
Common Stock   Richard A. Gulling <F2>(2)          16,398                    --       16,398          *
Common Stock   Donald L. Hart              42,709 <F1>(1)                    --       42,709          *
Common Stock   Robert W. Mahoney                    1,268                    --        1,268          *
Common Stock   James W. Pilz                1,316 <F1>(1)                    --        1,316          *
Common Stock   John M. Timken, Jr.                162,966       127,506 <F3>(3)      290,472          *
Common Stock   Ward J. Timken             153,822 <F1>(1)     3,310,907 <F3>(3)    3,464,729       11.2
Common Stock   W. R. Timken, Jr.           99,002 <F1>(1)     3,814,485 <F3>(3)    3,913,487       12.7
Common Stock   Joseph F Toot, Jr.         155,172 <F1>(1)                   100      155,272          *
Common Stock   Charles H. West             89,876 <F1>(1)                   291       90,167          *
Common Stock   Alton W. Whitehouse                  4,200                    --        4,200          *
Common Stock   All Directors,                   1,000,641             3,988,611    4,989,252       16.2
               Nominees for Directors
               and Officers as a Group <F4>(4)

*Percent of class is less than 1%.

<F1>(1)    Includes shares which the individual named in the table has the right to acquire, on or before March 28, 1994, through the exercise of stock options pursuant to the 1985 Incentive Plan and the Long-Term Incentive Plan, as follows:  Peter J.
           Ashton - 76,250; Donald L. Hart - 27,175; James W. Pilz - 6,000; Ward J. Timken - 675; W. R. Timken, Jr. - 5,775; Joseph
           F. Toot, Jr. - 127,700; Charles H. West - 67,775; all Directors, Nominees and Officers as a Group - 435,918.

<F2>(2)    R. A. Gulling retired as a Director on February 4, 1994, and was replaced by J. Clayburn La Force, Jr., who received a grant of 1,000 restricted shares under the Timken Company Long-Term Incentive Plan upon his election to the Board on
           February 4, 1994.  These shares are not included in this table. Mr. LaForce has no beneficial ownership of any additional shares.

<F3>(3)    Includes shares for which another individual named in the table is also deemed to be the beneficial owner, as follows:
           John M. Timken, Jr. - 22,406; Ward J. Timken - 3,293,296; W. R. Timken, Jr. - 3,315,702.

<F4>(4)    The number of shares beneficially owned by all Directors, nominees for Directors and Officers as a group has been adjusted to eliminate duplications of beneficial ownership.

 Members of the Timken family, including Messrs. John M. Timken, Jr., Ward J. Timken and W. R. Timken, Jr., have in the aggregate sole or shared voting power with respect to at least an aggregate of 5,873,626 shares (19.0%) of Common Stock. The members of the Timken family identified in the table are not deemed to be the beneficial owners of all such shares. The Timken Foundation of Canton, 236 Third Street, S.W., Canton, Ohio 44702, holds 2,623,972 of these shares, representing 8.5% of the outstanding Common Stock. Messrs. Ward J. Timken, W. R. Timken, W. R. Timken, Jr. and Donald R. Black are trustees of the Foundation and share the voting and investment power.

 Participants in the Company's Savings and Investment Pension
Plan have voting power over an aggregate of 2,700,566 shares
(8.8%) of Common Stock of the Company.


 In its most recent filing with the Securities and Exchange Commission dated July 10, 1990, by the State of Wisconsin Investment Board, P.O. Box 7842, Madison, Wisconsin 53707, indicates that this institution had sole voting and investment power over 1,813,200 shares (5.9%) of the Company's outstanding Common Stock.

                     EXECUTIVE COMPENSATION
                   SUMMARY COMPENSATION TABLE

The following table sets forth information concerning 1991, 1992 and 1993 compensation for the Company's Chief Executive Officer and the four most highly compensated Executive Officers who were Executive Officers during 1993.

                                                    ANNUAL                         LONG TERM
                                                  COMPENSATION                    COMPENSATION
                                                                                     AWARDS
                                                                        <F1>(A)                     <F2>(B)
                                                                        RESTRICTED     SECURITIES   ALL
NAME AND                                                                STOCK          UNDERLYING   OTHER
PRINCIPAL POSITION            YEAR            SALARY        BONUS       AWARD(S)       OPTIONS      COMP
                                              ($)           ($)         ($)            (#)          ($)

Joseph F. Toot, Jr. <F3>(C)   1993            526,875       0           0              20,000       44,236
President and                 1992            489,500       0           0              23,100       44,345
Chief Executive Officer       1991            500,989       0           0              31,900       48,826

W. R. Timken, Jr.             1993            471,875       0           0              20,000       41,706
Chairman - Board of           1992            425,833       0           0              23,100       41,140
Directors                     1991            424,110       0           0              0            44,364

Peter J. Ashton               1993            349,063       0           0              11,000       33,962
Executive Vice President      1992            316,083       0           0              11,100       33,648
and President - Bearings      1991            317,763       0           0              15,300       36,406

Charles H. West               1993            311,250       0           0              10,000       34,317
Executive Vice President      1992            282,500       0           0              9,600        34,030
and President - Steel         1991            284,962       0           0              13,300       36,438

Donald L. Hart                1993            218,229       0           0              5,700        10,038
Vice President - Bearings -   1992            193,500       0           0              4,500        9,642
North and South America       1991            204,112       0           0              6,200        11,771




<F1>(A) Any dividend equivalents earned as described in footnote A of the Option Grants in Last Fiscal Year Table are intended to be shown in the Restricted Stock Awards Column when earned.  The dividend equivalents are not traditional restricted stock but deferred shares with no dividend or voting rights.  Dividend equivalents were earned pursuant to the 1985 Incentive Plan in
        1988 and 1989.  At year end, there were no outstanding deferred shares earned as dividend equivalents.

<F2>(B) The amounts shown in this column have been derived as follows:

Mr. Toot:
1993 - $7,195, 1992 - $6,982, 1991 - $6,780  annual Company contribution to the Savings and Investment Pension Plan (SIP Plan).
1993 - $17,041, 1992 - $17,363  annual Company contribution to the Excess Savings and Investment Pension Plan (Excess SIP Plan).
1991 - $22,046  annual Company contribution to the Annual Thrift Plan (ATP).  Effective January 1, 1992, the ATP was eliminated.
1993 - $20,000, 1992 - $20,000, 1991 - $20,000  Directors fees.
Mr. Timken:
1993 - $7,195, 1992 - $6,982, 1991 - $6,780  annual Company contribution to the SIP Plan.
1993 - $14,511, 1992 - $14,158  annual Company contribution to the Excess SIP Plan.
1991 - $17,584  annual Company contribution to the ATP.
1993 - $20,000, 1992 - $20,000, 1991 - $20,000  Directors fees.
Mr. Ashton:
1993 - $7,195, 1992 - $6,982, 1991 - $6,780  annual Company contribution to the SIP Plan.
1993 - $6,767, 1992 - $6,666  annual Company contribution to the Excess SIP Plan.
1991 - $9,626  annual Company contribution to the ATP.
1993 - $20,000, 1992 - $20,000, 1991 - $20,000  Directors fees.
Mr. West:
1993 - $7,195, 1992 - $6,982, 1991 - $6,780  annual Company contribution to the SIP Plan.
1993 - $7,122, 1992 - $7,048  annual Company contribution to the Excess SIP Plan.
1991 - $9,658  annual Company contribution to the ATP.
1993 - $20,000, 1992 - $20,000, 1991 - $20,000  Directors fees.
Mr. Hart:
1993 - $7,195, 1992 - $6,982, 1991 - $6,780  annual Company contribution to the SIP Plan.  1993 - $2,843, 1992 - $2,660  annual
Company contribution to the Excess SIP Plan.
1991 - $4,991  annual Company contribution to the ATP.
<F3>(C) Mr. Toot was elected to the position of Chief Executive Officer on August 7, 1992.

         AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                AND FISCAL YEAR-END OPTION VALUES

The following table sets forth information with respect to unexercised stock option grants under The 1985 Incentive Plan of The Timken Company or The Timken Company Long-Term Incentive Plan. None of the named individuals exercised stock options in 1993.

                                                                                         <F1>(A)
                                                                                       VALUE OF
                                    NUMBER OF                                         UNEXERCISED
                                    UNEXERCISED                                       IN-THE-MONEY
                                   STOCK OPTIONS                                      STOCK OPTIONS
                                    AT YEAR-END                                        AT YEAR-END
                                          #                                                 $
NAME                     EXERCISABLE            UNEXERCISABLE               EXERCISABLE            UNEXERCISABLE

Joseph F. Toot, Jr.        119,725                   53,275                   $223,037               $255,399
W. R. Timken, Jr.            5,775                   37,325                     27,431                129,793
Peter J. Ashton             72,425                   26,975                    258,424                125,911
Charles H. West             64,450                   23,850                    198,768                110,318
Donald L. Hart              25,625                   12,175                     45,505                 53,980

<F1>(A)  Based on the closing stock price on the New York Stock Exchange at year end.

                OPTION GRANTS IN LAST FISCAL YEAR


The following table sets forth information concerning stock option grants made during 1993 pursuant to The Timken Company
Long-Term Incentive Plan approved by shareholders on April 21,
1992.

                                                                                                   GRANT DATE
                                            INDIVIDUAL GRANTS                                      VALUE
                                             PERCENT
                          <F1>(A) OF          TOTAL
                         NUMBER OF           OPTIONS
                         SECURITIES         GRANTED TO          EXERCISE                               <F2>(B)
                         UNDERLYING          EMPLOYEES          OR BASE                            GRANT DATE
                          OPTIONS            IN FISCAL           PRICE            EXPIRATION       PRESENT VALUE
NAME                      GRANTED              YEAR            ($/SHARE)             DATE              ($)

Joseph F. Toot, Jr.      20,000                9.1%            $31.250            May 7, 2003      $172,600
W. R. Timken, Jr.        20,000                9.1%             31.250            May 7, 2003       172,600
Peter J. Ashton          11,000                5.0%             31.250            May 7, 2003        94,930
Charles H. West          10,000                4.5%             31.250            May 7, 2003        86,300
Donald L. Hart           5,700                 2.6%             31.250            May 7, 2003        42,921


<F1>(A)    Options granted in 1993 are exercisable starting 12
           months after the date granted, with 25% of the options covered thereby becoming exercisable at that time and with an additional 25% becoming exercisable on each successive anniversary date. The options granted in 1993 provide for the crediting to the optionee of dividend equivalents in the form of Company common stock, but only when total net income per share of the outstanding common stock is at least 200 percent of the total amount of cash dividends paid per share during the calendar year. Dividend equivalents earned in this manner are paid in the form of deferred shares, which are subject to forfeiture until credited to the optionee, which generally occurs after 4 years. The agreements pertaining to these options also provide that such options will become exercisable in full in the event of a change in control, as defined in such agreements, of the Company. If, following a change in control, the optionee's employment is terminated, all dividend equivalents are also vested.

  For additional information about dividend equivalents, refer to Footnote A of the Summary Compensation Table.


<F2>(B)    The rules on executive compensation disclosure issued
           by the Securities and Exchange Commission authorize the use of the Black-Scholes option valuation model in valuing executive stock options. The Company used this model to estimate grant date present value.
           Under this model, basic assumptions are made concerning variables such as interest rates, stock price volatility and future dividend yield, which are difficult to predict. Vesting restrictions, which reduce option values, are not recognized with this valuation approach. There is, of course, no assurance that the value realized by the executive will be at or near this estimated value, for the actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. The Company does not advocate or necessarily agree that the Black-Scholes model can properly determine the value of an option.

  The following assumptions were used in establishing the Black-Scholes value for Messrs. Toot, Timken, Ashton and West:
  (a) an option term of 10 years; (b) an interest rate of 5.9%, which is the interest rate for a 10-year treasury bond on May 7, 1993; (c) volatility of .2418 calculated using the quarter ending stock price for 5 years prior to the grant date; (d) dividend yield of 3.27%, the average amount paid annually, over the 5 years prior to grant date.

      The Black-Scholes assumptions were modified for Mr. Hart due to his age. Mr. Hart's options are expected to expire in
  7.1 years as opposed to 10 years, and the interest rate was reduced to 5.38% from 5.9%.

PENSION PLAN TABLE
The following table shows the estimated annual retirement benefits for Executive Officers in the earnings and years of service combinations indicated.


                 YEARS OF SERVICE (A)  (B)  (D)
REMUNERATION (C)       30          35           40
   200,000             110,250     128,625      147,000
   300,000             165,375     192,938      220,500
   400,000             220,500     257,250      294,000
   500,000             275,625     321,563      367,500
   600,000             330,750     385,875      441,000


(A) Amounts in this section of the table have been developed in accordance with the provisions of the retirement plan and individual agreements based upon a straight life annuity, not under any of the various survivor options and before adjustment for Social Security benefits (officers benefits are subject to Social Security offsets). These amounts have been determined without regard to the maximum benefit limitations for defined benefit plans and the limitations on compensation imposed by the Internal Revenue Code of 1986, as amended. The Board of Directors has authorized a supplemental retirement plan and individual agreements that direct the payment out of general funds of the Company of any benefits calculated under the provisions of the applicable retirement plan that may exceed these limits.

(B) The credited years of service as of December 31, 1993, for the individuals listed in the Summary Compensation Table are 31 for Mr. Toot, 31 for Mr. Timken, 41 for Mr. Ashton, 39 for Mr. West and 37 for Mr. Hart. There is no incremental benefit level for years of service in excess of 40.

(C) Plan benefits are based upon average earnings, excluding Directors fees but including fifty percent of any cash bonus plan award, for the highest five consecutive calendar years of the ten years preceding retirement (Final Average Earnings ). Effective January 1, 1994, one hundred percent of any subsequent cash bonus plan award will be included in the calculation of average earnings.

(D) Amounts shown in the table are developed assuming retirement at age 62 and Final Average Earnings equal to Remuneration in 1993.

CHANGE IN CONTROL SEVERANCE AGREEMENTS
 The Company is a party to Severance Agreements with 12 of its officers and 2 officers of a subsidiary (including all of those individuals named in the Summary Compensation Table). Under these Agreements, an individual to whom certain events occur, such as a reduction in responsibilities or termination of employment, following a change in control (as defined in the Agreements), will be entitled to receive payment in an amount, grossed up for any excise taxes payable by the individual, equal to three times the individuals annual salary and average Management Performance Plan award based upon the past three years payments plus a lump sum of amounts owing under the Company's supplemental retirement plan (assuming the individual continued to work until three years after the change in control). The individual would also receive certain benefits under the SIP Plan. The amounts payable under these Severance Agreements are secured by a trust arrangement.


CHANGE IN CONTROL SEVERANCE PAY PLAN
 The Company has implemented a Severance Pay Plan covering approximately ninety key associates (other than those that are party to Severance Agreements). Under the Severance Pay Plan, an individual whose employment is terminated following a change in control (as defined in the Plan) may be entitled to receive payment in an amount equal to 150% to 200% of the individuals annual base salary (depending upon length of service), grossed up for any excise taxes payable by the individual, and may also have certain benefits continued for a period of six months. The Company has created a trust arrangement to provide funds for the enforcement of the Severance Pay Plan.


COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

 The Compensation Committee (the Committee ) of the Board of Directors is composed of Robert Anderson, Stanley C. Gault and Alton W. Whitehouse, Chairman. No member of the Committee is a former or current officer or employee of the Company or of any of its subsidiaries.



COMPENSATION PHILOSOPHY

 The Company's compensation philosophy focuses on both short and long-term incentive programs that, when added to base salary, provide a total compensation package that will enable the Company to attract and retain superior quality executive officers. This approach is intended to enhance Company performance and shareholder value by tying in closely the financial interests of executive officers and senior managers with those of shareholders. Specifically, the Committee's philosophy includes these three primary ingredients:

 Provide sufficient opportunity in total direct compensation that enables the Company to attract, retain and motivate superior quality executive management.




 Establish base salaries for executive management based upon market data from a peer group of companies.


 Link the financial interests of executive management with those of shareholders, with short and long-term incentive plans tied to corporate, business unit and individual performance.



 The Company, with the Committee's guidance and approval, has developed a compensation program based on this philosophy for executive officers, including the Chief Executive Officer and the other named executive officers. This program has three components: base salary, annual bonus and long-term incentives. Base salaries, on average, are administered at or slightly below the market median. The Company relies on its annual bonus and long-term incentive awards, tied directly to individual, business unit and corporate performance, to provide total direct compensation at the desired level. The Committee determines specific compensation actions for the Chief Executive Officer and considers and acts upon recommendations made by the Chief Executive Officer regarding compensation of other executive officers and key associates.

In 1993, the Company conducted an extensive review of total direct compensation being paid by companies having net sales from one to five billion dollars and which are comparable for compensation purposes. Total direct compensation includes base salary, annual bonus and long-term incentives. The Company reviewed information contained in three surveys published by compensation consulting firms. The information selected from the surveys covered 106 companies in one survey, 118 in another survey and 56 in the third survey. The Company then compared total direct compensation opportunity provided to executive officers to median total direct compensation for the selected companies of similar size. This study focused on the total opportunity available from each item of total direct compensation. Following completion of this analysis and development of proposed base salary ranges and target bonus opportunity, an independent compensation consultant reviewed the findings and met with the Compensation Committee, which then approved revised base salary ranges and target bonus opportunity percentages.

A recent release issued by the Securities and Exchange Commission provided that compensation committee reports should address a company's policy with respect to qualifying compensation paid to its executive officers for deductibility under the $1 million deduction limit set forth in the recently enacted tax legislation. The Committee has reviewed the new legislation and, in view of the levels of base salary and the size of potential bonuses, does not foresee anyone exceeding the $1 million compensation limit in 1994. Accordingly, the Committee believes it is unnecessary at this time to take any action.


BASE SALARY

 Base salary ranges are developed to reflect the varying levels of responsibility of the Chief Executive Officer and other executive officers. The current ranges are based on the surveys previously discussed and in consultation with an independent compensation consultant. Base salary ranges generally are equivalent to amounts paid to senior managers with comparable responsibilities for the companies studied. Periodically, the Committee reviews with the Chief Executive Officer and the Vice President - Human Resources & Logistics and approves, with any modifications it deems appropriate, individual base salary amounts for executive officers based on individual performance and position in the salary range.

The companies included in the surveys used to develop base salary ranges are not the same companies used in the peer group index appearing in the performance graph. For compensation purposes, the Company uses surveys of companies of similar size because this is the employment market in which it competes. The performance graph, on the other hand, employs a peer index comprised of the Dow Jones Steel Index and seven bearing companies that are direct competitors of the Company's Bearing Business. Of the seven bearing companies, five are foreign companies. The reason for selecting the companies in the peer index had no relationship to compensation comparisons, where the Company seeks to look at other companies of similar size that are more representative of the labor market for executive talent whether or not they are in the bearing or steel business.

All executive officers, commencing August 11, 1991, had their base salary reduced 10 percent because of the difficult economic conditions the Company was experiencing. Compensation actions, which include merit increases and promotions, continued to occur in 1992 and 1993. Such actions were applied against reduced salaries. One-half of the salary reduction was restored on July 1, 1993, and the remainder on October 1, 1993.

Effective January 1, 1994, base salary for those officers who presently serve as directors of the Company was increased by $20,000 on a one-time basis. This resulted from a determination by the Board, upon recommendation of the Committee, that, effective January 1, 1994, directors who are employees of the Company would not be paid a separate directors fee. These officers had been receiving a yearly directors fee of $20,000.

ANNUAL BONUS

The Company's Management Performance Plan provides cash bonuses to be paid to executive officers and senior managers based principally on the achievement of specific operating performance goals established annually by the Committee and thereafter approved by the Board. Management recommends performance goals to the Committee based upon business plans approved by management and reviewed with the Board of Directors.

 In 1993, the Management Performance Plan provided for bonus guideline opportunities for executive officers that ranged from 30 to 50 percent of base salary, though amounts could vary above and below that range depending upon Company and business unit performance (including quantitative and qualitative measures) and individual accomplishment. Bonus opportunities for the Chairman of the Board and the Chief Executive Officer were based upon the attainment of corporate goals and individual performance, with bonus opportunities for the other executive officers based on a combination of corporate, business unit and individual performance. The Company has required the attainment of a minimum level of net earnings to fund any bonuses. The Plans performance measurements considered one and three-year discretionary and operating cash flow and their relationship to net replacement assets. These measurements were used because they reflected cash profits generated from assets employed both on a current basis and over a longer-term perspective and were a reflection of what had been provided to management by shareholders to operate the Company. The Committee also evaluates the quality of the Company's short-term financial performance and its progress on long-term objectives. For 1993, the Committee determined that a partial bonus would be paid to plan participants if a net earnings goal and a one-year cash flow goal were met.

 The Committee believes that progress was made in 1993 in the Company's performance. Excluding asset impairment and restructuring charges, earnings from operations increased for the second consecutive year despite the very slow economic recovery in the U.S., difficulties in the economies of many of the countries in which the Company does business and a deepening recession in Europe. Notwithstanding these achievements during 1993, the Committee nevertheless determined that no bonuses should be paid in view of the failure to achieve the net earnings and cash flow return on asset goals set by the Committee and the Board. This is the third consecutive year that bonuses have not been paid under the Management Performance Plan because, due to worldwide economic conditions, the Company has not achieved a level of financial performance for its shareholders that management and the Committee desired.

 In 1994, the Committee and the Board will require the attainment of a minimum level of return on invested capital to fund any bonuses. The Committee will consider the Company's return on invested capital relative to its cost of capital in establishing any bonus fund. The Plan's specific performance measure will be earnings before interest and taxes as a percent of beginning invested capital. The return on invested capital measure was selected due to its demonstrated correlation with the creation of shareholder value, the ability to be easily understood and widely applied as well as facilitating appropriate target setting. At its December meeting, the Board approved the goals set by the Committee for the Management Performance Plan for 1994, using this financial measure. The target guideline opportunity for executive officers in 1994 will range from 35 to 55 percent of base salary. This revision was based upon the survey of total direct compensation discussed above and the review by the independent compensation consultant.


LONG-TERM INCENTIVES

The Committee recommended and the shareholders approved the Company's Long-Term Incentive Plan at the Annual Meeting on April 21, 1992. The number of shares that may be issued or transferred under the Plan may not exceed in the aggregate 1,400,000 shares of Common Stock. Although awards under the Plan can be made in the form of non-qualified stock options, incentive stock options, appreciation rights, restricted shares and deferred shares, the Committee has chosen to grant primarily non-qualified stock options. The option price per common share must be equal to or greater than the market value per share on the date of the grant. For grants to executive officers and the Chief Executive Officer, the Committee has granted non-qualified options with an option price at market value on the date of grant. The Company has chosen to use non-qualified stock options so that executive officers and other participants gain value only if the Company's shareholders gain value. Moreover, this Plan includes a mechanism to provide incentives to participants even in years when no payout is made under the Management Performance Plan. Under the Long-Term Incentive Plan, no incentive stock options or appreciation rights have been granted to any Plan participant and no deferred shares or restricted shares have been granted to executive officers with the exception of an executive officer who received a grant of deferred shares when he was rehired by the Company in March, 1993, after holding an executive position in state government.


Awards under the Long-Term Incentive Plan are considered annually. On May 7, 1993, the Committee approved a grant of non-qualified stock options for the executive officers and key associates. These grants were valued at the market price on the
      date of the grant.  The ultimate grant that was approved was based upon an evaluation of the individual performance of each participant under the Plan. An initial determination of the size of the grant was determined by dividing the midpoint of the salary ranges by the market value per share of stock on the day of grant. Those amounts were modified by multiplying them by a Position Level Adjustment that ranged from .4 to 1.4 based on the position level within the organizational hierarchy. These products were multiplied by a Grant Adjustment Factor, generally 70%-100%, that considered the number of shares available under the Plan and the desire not to award an excess number of shares in any one year. Finally, the amounts were rounded to the nearest 100 shares. After this initial determination, management reviewed and revised as necessary the size of the proposed grant based on individual performance. The Chief Executive Officer and the Vice President - Human Resources and Logistics presented the recommended grants to the Committee. The Committee reviewed and approved the grants considering the formula, individual performance and the number of shares allocated to the Plan.



Chief Executive Officer Compensation

The Chief Executive Officer's compensation is based upon the same factors previously discussed with regard to the executive officer compensation philosophy. The factors making up his compensation include base salary, annual bonus and long-term incentives. The base salary range for the Chief Executive Officer is determined using survey data in the same manner as for other executive officers. Mr. Toot's last increase was in August, 1992, when he was promoted to Chief Executive Officer. Commencing August 11, 1991, Mr. Toot's and all other executive officers' base salary was reduced 10% because of the difficult economic conditions the Company was experiencing. One-half of the salary reduction was restored on July 1, 1993, and the remainder on October 1, 1993.


The Chief Executive Officer's compensation is related to the Company's performance through the Management Performance Plan and the Long-Term Incentive Plan. During 1993, his guideline bonus opportunity was 50 percent of base salary. Since corporate performance goals were not met, no annual bonus was paid to Mr. Toot or to any of the other executive officers. In May, 1993, Mr. Toot, along with the other executive officers, received option grants under the Long-Term Incentive Plan. Mr. Toot received options for 20,000 shares as a result of the grant in May, 1993.

At its December meeting, the Committee conducted an evaluation of the Chief Executive Officer's performance. The Committee was pleased with Mr. Toot's leadership of the Company during 1993. The financial performance of the Company improved in 1993 despite the difficult and negative economic conditions in Europe and elsewhere in the world. The Committee believes that, through Mr. Toot's leadership, management has effectively directed the operations of the Company in difficult worldwide economic conditions and the Company continues to maintain its leadership position in the tapered roller bearing and specialty alloy steels markets.

                     Compensation Committee
                          Alton W. Whitehouse, Chairman
                          Robert Anderson
                          Stanley C. Gault

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN<F1>*
AMONG TIMKEN COMPANY, S&P 500 & PEER INDEX<F2>**



                                                        [GRAPH NOT INCLUDED]





Assumes $100 invested on January 1, 1989, in Timken Company Common Stock, S&P 500 Index and Peer Index.


                                 1989          1990          1991        1992          1993
Timken Company                 $ 80.42       $ 63.49       $ 74.19     $ 85.95      $ 112.55
S&P 500                         131.58        127.47        166.58      179.32        197.04
70% Bearing/30% Steel           136.95         87.25         87.21       85.99        109.50

<F1>*Total returns assumes reinvestment of dividends.
<F2>**Fiscal year ending December 31.

 The line graph compares the cumulative, total shareholder returns over five years for The Timken Company, the S&P 500 Stock Index, and a peer index that proportionately reflects The Timken Company's two businesses. The Dow Jones Steel Index comprises 30% of the peer index, while seven bearing companies make up 70%. The bearing companies are Brenco, FAG, Kaydon, Koyo, NSK, NTN, and SKF. The five international bearing companies in the index trade in Germany, Japan and Sweden. The total returns for these markets equivalent to the S&P 500 were $170.80, $63.44 and $190.02, respectively, on a $100 investment over five years.

                            AUDITORS

 The independent accounting firm of Ernst & Young has acted as the Company's auditor for many years and has been selected as the auditor for the current year. Representatives of that firm are expected to be present at the Annual Meeting and will have an opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions.

                             GENERAL

 On the record date of February 21, 1994, there were outstanding
30,857,651 shares of Common Stock, each entitled to one vote upon all matters presented to the meeting.

 The enclosed proxy is solicited by the Board of Directors, and the entire cost of solicitation will be paid by the Company. In addition to solicitation by mail, Officers and regular employees of the Company, without extra remuneration, may solicit the return of proxies by telephone, telegraph or personal contact. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting material to the beneficial owners of shares held of record by them and will be reimbursed for their expenses. The Company has retained Georgeson & Co. to assist in the solicitation of proxies for a fee not to exceed $9,500, plus reasonable out-of-pocket expenses.

 Shares represented by properly executed proxies will be voted at the meeting in accordance with the shareholders' instructions.
In the absence of specific instructions, the shares will be voted for the election of Directors as indicated under Item No. 1.

 You may, without affecting any vote previously taken, revoke your proxy by a later proxy received by the Company, or by giving notice to the Company either in writing or at the meeting.

 First Chicago Trust Company of New York will be responsible for tabulating the results of shareholder voting. First Chicago will submit a total vote only, keeping all individual votes confidential. Representatives of First Chicago will serve as inspectors of election for the Annual Meeting. Under Ohio law and the Company's Amended Articles of Incorporation and Amended Regulations, properly executed proxies marked "abstain" will be counted for purposes of determining whether a quorum has been achieved at the Annual Meeting but proxies representing shares held in "street name" by brokers that are not voted will not be counted for quorum purposes. Such abstentions and "broker non-votes" will not be counted in the election of Directors.

 In its meeting on November 5, 1993, the Board of Directors passed a resolution which provides that if the Board of Directors extends or renews the Company's shareholder rights agreement, which was adopted in December, 1986, or adopts a new rights agreement, on or after January 6, 1997, the Board of Directors will submit the extended, renewed or new rights agreement to a vote of the Company's shareholders, on an advisory, non-binding basis, at the next succeeding annual meeting of the Company's shareholders, and that each three years thereafter, the Board of Directors will resubmit any rights agreement to a vote of the Company's shareholders on an advisory, non-binding basis.

 AFTER APRIL 1, 1994, THE COMPANY WILL FURNISH TO EACH SHAREHOLDER, UPON WRITTEN REQUEST AND WITHOUT CHARGE, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1993, INCLUDING FINANCIAL STATEMENTS AND SCHEDULES THERETO, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. REQUESTS SHOULD BE ADDRESSED TO SCOTT A. SCHERFF, DIRECTOR - LEGAL SERVICES AND ASSISTANT SECRETARY, THE TIMKEN COMPANY, 1835 DUEBER AVENUE, S.W. - GNE-01, CANTON, OHIO 44706-2798.

                       THE TIMKEN COMPANY

       PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned appoints W.R. Timken, Jr.; Joseph F. Toot, Jr.; and Larry R. Brown, and each of them, as true and lawful proxies, with full power of substitution, to vote and act for the undersigned at the annual meeting of shareholders of THE TIMKEN COMPANY to be held at 1835 Dueber Avenue, S.W., Canton, Ohio, on April 19, 1994, at 10:00 A.M., and at any adjournment thereof, as fully as the undersigned could vote and act if personally present on the matter set forth on the reverse hereof, and, in their discretion on such other matters as may properly come before the meeting.

ITEM 1.  ELECTION OF DIRECTORS.

Elect Stanley C. Gault, John M. Timken, Jr., W.R. Timken, Jr., and Alton W. Whitehouse in Class III for a term expiring at the 1997 Annual Meeting.



PLEASE SIGN AND DATE THIS PROXY CARD ON THE REVERSE SIDE AND MAIL
PROMPTLY USING THE ENCLOSED ENVELOPE.

X  Please mark your votes
   as in this example.

The shares represented by this proxy will be voted as recommended by the Board of Directors unless otherwise specified.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS ITEM

                     FOR  WITHHELD
1.  Election of
    Directors
    (see reverse)

For, except vote withheld from the following nominee(s):

_____________________________________


      NOTE: Please sign exactly as name or names appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

      __________________________________________________________
      Signature(s) of Shareholder(s)         Date

      __________________________________________________________
      Signature if held jointly              Date